UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 8, 2006

Date of Report (Date of earliest event reported)

CONTINENTAL MATERIALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-03834	36-2274391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wacker Dr., Suite 4000 Chicago, IL		60606
(Address of Principal Executive Offices)		(Zip Code)

(312) 541-7200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry Into a Material Definitive Agreement.

On June 8, 2006, Continental Materials Corporation (the “Company”) entered into the Fourth Amendment to Revolving Credit and Term Loan Agreement (the “Amendment”), which amended the Company’s existing Revolving Credit and Term Loan Agreement dated September 5, 2003, as amended as of May 29, 2004, April 14, 2005 and June 28, 2005 (the “Loan Agreement”) with LaSalle Bank National Association and Fifth Third Bank (the “Lenders”). The Amendment increases the principal amount of the term loan portion of the Loan Agreement by $5 million and increases the revolving credit facility by $5 million. With the increase in the term loan and revolving credit amounts, the total loan commitment by the Lenders is $31.5 million.

The Loan Agreement provides that, at the Company’s option, the term loan and revolving credit facility will bear interest at prime or a performance-based LIBOR rate. Based on the terms of the Amendment, the increase in the term loan and the Company’s performance for the twelve month period ended April 1, 2006, the performance based rates would be LIBOR plus 1.50% for the term loan and LIBOR plus 1.25% for borrowings under the revolving credit facility. Payment of accrued interest is due and payable quarterly by the Company. Payments of principal under the term loan are payable on a quarterly basis, ending on March 31, 2011.

The Loan Agreement requires the Company to maintain certain levels of consolidated tangible net worth, to attain certain levels of cash flow on a rolling four-quarter basis, and to maintain certain ratios including consolidated debt to cash flow. Additional borrowings, acquisition of stock of other companies, repurchases of Company stock and payment of cash dividends are either limited or require prior approval by the Lenders. The Loan Agreement also includes customary events of default such as payment defaults, cross-defaults to other indebtedness, bankruptcy and insolvency, and a change in control, the occurrence of which could cause all amounts under the Credit Agreement to become immediately due and payable.

In connection with the Amendment, each guarantor under the Loan Agreement (certain of the Company’s subsidiaries) consented to the terms of the Amendment and agreed that the terms of the Amendment shall not affect its obligations and liabilities under any loan document.

The additional proceeds of the term loan facility may be drawn in whole or in part on or before July 31, 2006. If drawn, the proceeds will primarily be used for business expansion. The amount available under the revolving credit facility of the Loan Agreement was increased primarily due to increased stand-by letters of credit requirements to insurance carriers in support of self-insured amounts under the Company’s risk management program and to provide additional liquidity.

All other material terms of the Loan Agreement remain in force, except to the extent they have been modified by the Amendment. The foregoing discussion is qualified in its entirety by the terms of the Amendment, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

Item 8.01            Other Events.

In its press release issued on June 12, 2006, the Company updated its status regarding non-compliance with American Stock Exchange continued listing standards specifically as it relates to not having filed its Annual Report on Form 10-K for its fiscal year ended December 31, 2005 and its Quarterly Report on From 10-Q for the quarter ended April 1, 2006. The press release is being filed with this report on Form 8-K and is attached hereto as Exhibit 99.2.

Item 9.01.         Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.                                                Description

99.1                                                                                     Fourth Amendment to Revolving Credit and Term Loan Agreement, dated as of June 8, 2006, by and among Continental Materials Corporation, LaSalle Bank National Association and Fifth Third Bank.

99.2                                                                                     Continental Materials Corporation Press Release, dated June 12, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL MATERIALS CORPORATION

	By:	/s/ Joseph J. Sum
	Name:	Joseph J. Sum
	Title:	Chief Financial Officer

Date: June 13, 2006